Exhibit (a)(3)

                              ARTICLES OF TRANSFER
          FROM MUNIYIELD ARIZONA FUND, INC., A MARYLAND CORPORATION TO MUNIYIELD ARIZONA FUND II, INC., A MARYLAND CORPORATION

      THESE ARTICLES OF TRANSFER are made and entered into as of the 22nd day of March, 1995, by and between MuniYield Arizona Fund, Inc., a Maryland corporation (the "Transferor"), and MuniYield Arizona Fund II, Inc., a Maryland corporation (the "Transferee").

      FIRST:            The Transferor agrees to convey and transfer
substantially all of its assets to the Transferee as hereinafter set forth.

      SECOND:     (a)  The Transferor was incorporated under the laws of the
State of Maryland.

                  (b) The Transferee was incorporated under the laws of the State of Maryland.

      THIRD:      The name, address and principal place of business of the
Transferee is MuniYield Arizona Fund II, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

      FOURTH:     The Transferor and the Transferee maintain their principal office in the State of Maryland in Baltimore City. Neither the Transferor nor the Transferee owns an interest in land in the State of Maryland.

      FIFTH: The nature of the consideration to be paid by the Transferee for the conveyance and transfer of substantially all of the assets of the Transferor shall be full shares of the Transferee's Common Stock and Auction Market Preferred Stock, Series B, of an aggregate net asset value or liquidation preference, as the case may be, equal (to the nearest one ten-thousandth of one cent) to the value of assets of the Transferor acquired, reduced by the amount of liabilities assumed by the Transferee, both determined as of March 24, 1995.

      SIXTH: The terms and conditions of the transactions set forth in these Articles of Transfer have been advised, authorized and approved by the Transferor in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferor held on June 17, 1994, and by the subsequent approval of stockholders at a meeting of the stockholders of the Transferor held on March 10, 1995 at 9:00 A.M.

      SEVENTH: The terms and conditions of the transaction set forth in these Articles of Transfer have been advised, authorized and approved by the Transferee in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferee held on June 17, 1994, and by the subsequent approval of stockholders at a meeting of the stockholders of the Transferee held on March 10, 1995 at 9:30 A.M.

      EIGHTH:     These Articles of Transfer shall be effective at the very
beginning of the day on March 27, 1995.

      IN WITNESS WHEREOF, each party to these Articles of Transfer has caused these Articles to be signed and acknowledged in its name and on its behalf by its Vice President and attested by its Assistant Secretary, on the date and year first above written, and each such signatory hereby acknowledges the same to be the act and deed of such corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects, such statements being made under the penalties of perjury.

ATTEST:                                  MUNIYIELD ARIZONA FUND, INC.


-----------------------------------      By:
                                             ---------------------------
Thomas D. Jones, III                     Name:  Kenneth A. Jacob
Assistant Secretary                      Title:  Vice President


ATTEST:                                  MUNIYIELD ARIZONA FUND II, INC.

-----------------------------------      By:
                                            -------------------------
Thomas D. Jones, III
Assistant Secretary                      Name:  Kenneth A. Jacob
                                         Title:  Vice President

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